Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197648, No. 333-134871, No. 333-117370, No. 333-171630, No. 333-164083, and No. 333-136493) of NOVAGOLD RESOURCES INC. of our report dated January 24, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, our report dated January 22, 2018, relating to Galore Creek Partnership’s financial statements; and our report dated January 23, 2018 relating to Donlin Gold LLC’s financial statements, all of which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Vancouver, BC
January 24, 2018